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                                                                    EXHIBIT 99.1

                                                      (615) 264-8000

                    SHOLODGE ANNOUNCES YEAR-END 2003 RESULTS


         HENDERSONVILLE, Tenn. (April 12, 2004) - ShoLodge, Inc. (Nasdaq:LODG) today announced results for its year ended December 28, 2003. Total revenues were $36.1 million in 2003, compared with $19.8 million in 2002. Revenues from hotel operations in 2003 increased by 77.8% to $3.8 million from $2.2 million in 2002. Hotel operations included three hotels in 2003, versus two hotels in 2002. Construction and development revenues were $24.0 million in 2003, compared with $9.9 million in 2002; and revenues from franchising, reservation and management services were $7.7 million in 2003, compared with $6.1 million in 2002.

         Net earnings for 2003 were $299,000, or $0.06 per share, compared with a net loss of $28.2 million, or $5.52 per share, in 2002. The earnings from continuing operations for 2003 were $1.8 million, or $0.36 per share, compared with a loss from continuing operations of $25.0 million, or $4.89 per share in 2002.

         For the fourth quarter ended December 28, 2003, total revenues were $10.4 million, compared with $5.0 million in the same period a year ago. Revenues from hotel operations were $952,000, compared with $530,000 in the fourth quarter a year ago. Construction and development revenues were $7.7 million in the fourth quarter of 2003, compared with $2.8 million in the fourth quarter of 2002; and revenues from franchising, reservation and management services were $1.7 million in 2003, compared with $1.4 million in 2002.

         Net earnings for the fourth quarter of 2003 were $933,000, or $0.19 per share, compared with a net loss of $27.0 million, or $5.27 per share, in the fourth quarter of 2002. Earnings from continuing operations for the fourth quarter of 2003 were $1.2 million, or $0.25 per share, compared with a loss from continuing operations of $23.3 million, or $4.56 per share, in 2002.

         Leon Moore, chief executive officer of ShoLodge, said, "Results for fiscal 2003 represented a significant improvement over 2002. The results for 2002 reflected the effect of the Company's significant write-downs of notes and accounts receivable due to impaired values of hotels underlying the receivables, a one-time charge of $6.8 million of intangible assets related to the franchising rights of the Shoney's Inns brand name and the Sumner Suites trademark, and the

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write-off of $5.5 million of construction and development related accounts receivable and pre-development costs.

         "Our strategy is to focus on franchising our GuestHouse International hotel chain that we acquired in May of 2002 and provide state-of-the-art reservation services to these hotels and to other lodging facilities," Moore continued. "In addition, we will continue to evaluate potential opportunities to offer construction and development services to third parties as they present themselves."

         Moore said that ShoLodge is pursuing its business strategy of selling real estate, using the cash proceeds primarily to reduce the Company's outstanding indebtedness. "We reduced our debt by $39.2 million during 2003, from $91.9 million at the end of 2002 to $52.7 million at the end of 2003," Moore noted.

         This press release contains forward-looking statements relating to certain matters, which reflect management's best judgment, based on factors currently known and involve risks and uncertainties. Actual results could differ materially from the anticipated results or expectations expressed in the Company's forward-looking statements. Forward-looking information provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 should be evaluated in the context of these factors which are contained in the Company's Securities and Exchange Commission
(SEC) filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended. Copies of these filings are available upon request from the Company. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

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                                 SHOLODGE, INC.
                              FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)

                                                        12 Weeks Ended                     Year Ended
                                                  -------------------------         -------------------------
                                                  12/28/03         12/29/02         12/28/03         12/29/02
                                                  --------         --------         --------         --------
Total revenues                                    $ 10,393         $  5,033         $ 36,055         $ 19,764
Hotel revenues                                    $    952         $    530         $  3,842         $  2,160

Earnings (loss) from continuing operations        $  1,245         $(23,322)        $  1,811         $(25,019)
Discontinued operations                               (312)          (3,675)          (1,512)          (3,229)
                                                  --------         --------         --------         --------
Net earnings (loss)                               $    933         $(26,997)        $    299         $(28,248)
                                                  ========         ========         ========         ========

Earnings (loss) per common share:
     Basic:
        From continuing operations                $   0.25         $  (4.56)        $   0.36         $  (4.89)
        Discontinued operations                      (0.06)           (0.71)           (0.30)           (0.63)
                                                  --------         --------         --------         --------
        Net earnings (loss)                       $   0.19         $  (5.27)        $   0.06         $  (5.52)
                                                  ========         ========         ========         ========

     Diluted:
        From continuing operations                $   0.25         $  (4.56)        $   0.36         $  (4.89)
        Discontinued operations                      (0.06)           (0.71)           (0.30)           (0.63)
                                                  --------         --------         --------         --------
        Net earnings (loss)                       $   0.19         $  (5.27)        $   0.06         $  (5.52)
                                                  ========         ========         ========         ========

Average shares outstanding:
     Basic:                                          4,993            5,119            5,071            5,114
     Diluted                                         5,013            5,119            5,071            5,114



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